Exhibit 4.8

EXECUTION COPY

AMENDMENT NO. 1

to the

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

VISIONCHINA MEDIA INC.

DATED AS OF

NOVEMBER 8, 2007

AMENDMENT NO. 1 (this “Amendment Agreement”) to the AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (as defined below) is entered into as of November 8, 2007, by and among VisionChina Media Inc. (formerly, CDMTV Holding Company) (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, and the shareholders set forth on the signature pages hereto. Unless otherwise specified herein, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Shareholders Agreement.

WHEREAS, each of the parties hereto is a party to the Amended and Restated Shareholders Agreement (the “Amended and Restated Shareholders Agreement”), dated March 9, 2007, which grants to the Investors certain rights with respect to their ownership of shares of the Company;

WHEREAS, under Sections 9.6 and 12.7 of the Amended and Restated Shareholders Agreement, the Amended and Restated Shareholders Agreement may be amended only with the written consent by the parties hereto; and

WHEREAS, the parties hereto hereby consent and agree to amend certain provisions of the Amended and Restated Shareholders Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1.Amendment of the Amended and Restated Shareholders Agreement.

(A) The parties hereto consent and agree that the following sections of the Amended and Restated Shareholders Agreement, and all the rights and obligations provided thereunder, shall terminate and be of no further force or effect upon the closing of a Qualified IPO:

(a)	Section 9.1 (Board of Directors);

(b)	Section 9.3 (Finance Committee);

(c)	Section 9.7 (Board Meetings)

(d)	Section 10.3 (Stock Option Plan);

(e)	Section 10.6 (Approval of Business Plan);

(f)	Section 10.7 (Exclusive Sales Arrangements);

(g)	Section 10.14 (Amendments to Memorandum or Articles); and

(h)	Section 10.15 (Winding Up, Bankruptcy, Dissolution or Liquidation).

(B) Section 10.8 of the Amended and Restated Shareholders Agreement shall be substituted and replaced in its entirety by the following:

“Section 10.8 Approvals. The Company and each of the Ordinary Shareholders shall use their best efforts to cause each Joint Venture and Future JV to obtain any certificates, authorizations and approvals that it is required by Law or any Governmental Authority to possess in order to operate any Mobile Digital Television Business and use frequency and program resources for the broadcast of mobile digital television.”

(C) Section 10.9 of the Amended and Restated Shareholders Agreement shall be substituted and replaced in its entirety by the following:

“Section 10.9 Further Regulatory Compliance. Upon the promulgation of any amended or new Law or other change of policy relating to the operation of the Mobile Digital Television Business, the Company shall cause each Group Company, the Joint Ventures and any Future JV to comply with such amended or new Law prior to its effectiveness, including, without limitation, the application for and the acquisition of any certificates, authorizations and approvals.”

SECTION 1.2.Full Force and Effect. For the avoidance of doubt, all of the other provisions of the Amended and Restated Shareholders Agreement shall remain in full force and effect.

SECTION 1.3. Waiver. To the extent that the Company or either Ordinary Shareholder may be deemed to have violated Section 10.7 or 10.8 of the Amended and Restated Shareholders Agreement for failure to use their best efforts, effective as of the closing of a Qualified IPO, the Investors hereby waive any and all rights and claims that may arise from Sections 10.7 and 10.8 of the Amended and Restated Shareholders Agreement to the fullest extent permitted by applicable law.

ARTICLE II

COVENANTS

SECTION 2.1. Further Assurances. Each of the parties hereto agrees to take all necessary actions, including without limitation, amending the Memorandum and Articles and adopting necessary shareholders or board resolutions, to effect the provisions of this Amendment Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Entire Agreement. This Amendment Agreement and the Amended and Restated Shareholders Agreement constitute the entire agreement of the parties hereto with respect to the subject matters hereof and of the Amended and Restated Shareholders Agreement and supersedes all other statements, agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matters hereof and of the Amended and Restated Shareholders Agreement.

SECTION 3.2. Amendment. This Amendment Agreement may not be amended except by an instrument in writing signed by all parties hereto.

SECTION 3.3. Headings. The descriptive headings contained in this Amendment Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment Agreement.

SECTION 3.4. Governing Law. This Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.7. Counterparts. This Amendment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first written above.

COMPANY:

VISIONCHINA MEDIA INC.

By:
Name: Limin Li Title: Chairman of the Board & Chief Executive Officer

SERIES A INVESTORS:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C., its Investment Manager	By:	OZ Management, L.L.C., its Investment Manager

By:		By:
	Name: Title:		Name: Title:

OZ Global Special Investments Master Fund, L.P.

By:	OZ Advisors, L.L.C., its General Partner

By:	Och-Ziff Associates, L.L.C., its Managing Member

By:
Name: Title:

AXIAL:

AXIAL GROUP LIMITED

By:
Name: Title:

By:
Name: Title:

SERIES B INVESTORS:

Milestone Mobile TV Media Holdings I Limited		Milestone Mobile TV Media Holdings II Limited

By:		By:
	Name: Title:		Name: Title:

Milestone Mobile TV Media Holdings III Limited		Milestone Mobile TV Media Holdings IV Limited

By:		By:
	Name: Title:		Name: Title:

IPROP Holdings Limited

By:
Name: Title:

GSPS Asia Limited

By:
Name: Title:

COMMON SHAREHOLDERS:

Front Lead Investments Limited

By:
Name: Limin Li Title: Director

Massive Sheen Investments Limited

By:
Name: Yanqing Liang Title: Director